Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of June 16, 2026, between ASSERTIO HOLDINGS, INC., a Delaware corporation (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of August 25, 2022 (the “Indenture”), pursuant to which the Company issued its 6.50% Convertible Senior Notes due 2027 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of May 13, 2026 (the “Merger Agreement”), between, among others, the Company, Zydus Worldwide DMCC, a limited liability company incorporated under the laws of the United Arab Emirates (“Parent”) and Zara Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”);

WHEREAS, the Merger Agreement provides for, among other things, and subject to the terms and conditions thereof, (i) Purchaser making a cash tender offer (the “Offer”) to acquire, subject to the conditions set forth in the Offer, all outstanding shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at a purchase price of $23.50 per share in cash, without interest and subject to any applicable withholding taxes, and (ii) following consummation of the Offer, the merger of Purchaser with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Offer expired one minute after 11:59 p.m., Eastern Time, on June 15, 2026;

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares excluded pursuant to the terms of the Merger Agreement) was converted automatically into the right to receive $23.50 per share in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”);

WHEREAS, the Merger has been consummated on the date hereof in accordance with the Merger Agreement, with the Effective Time occurring substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the Merger constitutes a Merger Event, a Make-Whole Fundamental Change and a Fundamental Change;

WHEREAS, the Company is the surviving entity in the Merger and remains the sole obligor under the Indenture and the Notes;

WHEREAS, in connection with the foregoing, Section 14.07(a) of the Indenture provides that the Company shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) providing that the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the Reference Property;

WHEREAS, Section 10.01(g) of the Indenture provides that the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental thereto, without the consent of any Holder of the Notes at the time outstanding, in connection with any Merger Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, and to make such related changes to the terms of the Notes to the extent expressly required by Section 14.07;

WHEREAS, the Company wishes to provide for the conversion of the Notes into the Merger Consideration as the Reference Property described in Section 14.07(a);

WHEREAS, all conditions precedent for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed, including, without limitation, the delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel pursuant to Section 10.05 of the Indenture; and

WHEREAS, the Trustee is authorized to execute and deliver this Supplemental Indenture pursuant to Section 10.01 of the Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1
DEFINITIONS

Section 1.01         General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2
AGREEMENTS OF PARTIES

Section 2.01         Conversion of Notes. In accordance with Section 14.07 of the Indenture and the Officer’s Certificate, dated June 16, 2026, from and after the date of this Supplemental Indenture, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such principal amount of Notes into the Reference Property, which shall be cash equal to approximately $382.58 per $1,000 principal amount of Notes based on a Conversion Rate of 16.2799, reflecting a Conversion Price of approximately $61.46 (after giving effect to the 1-for-15 reverse stock split effective on December 26, 2025) and reflecting the right to receive $23.50 in cash for each share of Common Stock into which the Notes are convertible. The Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the second Business Day immediately following the relevant Conversion Date. For the avoidance of doubt, because the Stock Price of $23.50 per share is less than $54.60 per share, no Additional Shares shall be added to the Conversion Rate pursuant to Section 14.03(e)(iii) of the Indenture in connection with the Merger, notwithstanding that the Merger constitutes a Make-Whole Fundamental Change. Accordingly, any reference in respect of a Holder’s conversion rights to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive a cash amount equal to $23.50 and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holder’s right to convert the Notes into the Reference Property. For the avoidance of doubt, Holders will not have the right to convert Notes into shares of Common Stock or other securities of the Company or Parent.

Section 2.02         Anti-Dilution Adjustments. As and to the extent required by Section 14.07(a) of the Indenture, the Conversion Rate shall be subject to anti-dilution and other adjustments with respect to the Reference Property constituting the Merger Consideration that shall be as nearly equivalent as is possible to the adjustments provided for in Article 14 of the Indenture.

ARTICLE 3
MISCELLANEOUS PROVISIONS

Section 3.01         Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Upon the execution of this Supplemental Indenture pursuant to Article 10, the Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the Holders shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of the Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02         Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03         Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording a right, privilege, protection, indemnity or benefit to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility or liability for the correctness of the same. The Trustee makes no representation as to and shall not be responsible for the validity or sufficiency of this Supplemental Indenture, the Merger, the Merger Agreement, the Merger Consideration, or the determination or calculation of the Reference Property, the Fundamental Change Company Notice, any notice delivered pursuant to Section 14.03(b) of the Indenture or any other transaction or transaction document described or referred to herein.

Section 3.04         Benefits of Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05         Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06         Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07         Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF). EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.08         Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ASSERTIO HOLDINGS, INC.

/s/ Ravi Yadavar
Name:	Ravi Yadavar
Title:	Treasurer

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Bradley E. Scarbrough
Name:	Bradley E. Scarbrough
Title:	Vice President

[Signature Page to First Supplemental Indenture]